Exhibit 1.3

AMENDMENT NO. 1 TO THE SALES AGREEMENT

August 16, 2021

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Sales Agreement (this “Amendment”) is entered into as of the date first written above by Solid Biosciences Inc., a Delaware corporation (the “Company”), and Jefferies LLC (“Agent”), that are parties to that certain Sales Agreement, dated March 13, 2019 (the “Original Agreement”) relating to the offering of up to $50,000,000 of the Company’s Common Shares (as defined below).

This Amendment, among other items, increases the aggregate offering price to $75,000,000 and amends the Original Agreement in connection with the New Registration Statement (as defined below). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1. The preamble to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Solid Biosciences Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), having an aggregate offering price of up to $75,000,000 on the terms set forth in this agreement (this “Agreement”).”

2. Section 1(a) of the Original Agreement is hereby amended by deleting in its entirety the definition of “Agency Period” and replacing it with the following:

““Agency Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which the Agent shall have placed the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Section 7 and (z) the third anniversary of August 16, 2021.”

3. Section 1(a) of the Original Agreement is hereby further amended by deleting in its entirety the definition of “Maximum Program Amount” and replacing it with the following:

““Maximum Program Amount” means Common Shares with an aggregate Sales Price of the lesser of (1) $75,000,000 and (2) the aggregate amount of Shares registered under the Registration Statement.”

4. Section 4(p) of the Original Agreement is hereby amended by replacing references to “Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.” with “McCarter & English, LLP.”

5. The title of Exhibit C of the Original Agreement is hereby amended by deleting in its entirety and replacing it with the following:

“Form of Opinion of McCarter & English, LLP, Intellectual Property Counsel for the Company”

6. The Company represents and warrants to, and agrees with the Agent that: (a) this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; (b) on the date hereof, the Company will file a registration statement on Form S-3 (the “New Registration Statement”) with the Commission; and (c) the first delivery of an Issuance Notice after the effectiveness of the New Registration Statement will constitute a Triggering Event Date.

7. The increase in the amount of Common Shares that may be sold under the Original Agreement pursuant to Section 1 of this Amendment shall be effective at such time that the Commission declares the New Registration Statement effective. For the avoidance of doubt, any reference to “Original Registration Statement” and “Registration Statement” in the Original Agreement shall be deemed to include the New Registration Statement.

8. The Original Agreement, as amended by this Amendment, constitutes the entire agreement of the parties hereto and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. The invalidity or unenforceability of any section, paragraph or provision of this Amendment shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

9. This Amendment, and any claim, controversy or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Original Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

10. This Amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file. This Amendment may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Michael Magarro
Name:	Michael Magarro
Title:	Managing Director

ACCEPTED as of the date first-above written:

SOLID BIOSCIENCES INC.

By:	/s/ Ilan Ganot
Name:	Ilan Ganot
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Sales Agreement]